UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2006 (January 6, 2006)

BOSTON LIFE SCIENCES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-6533	87-0277826
(State or Other Juris- diction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

85 Main Street, Hopkinton, Massachusetts	01748
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (508) 497-2360

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On January 6, 2006, the Board of Directors of Boston Life Sciences, Inc., a Delaware corporation (the “Company”), approved the execution of stock option agreements with each of the following executive officers of the Company with respect to options to purchase shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), in the following amounts:

Name	Number of Shares

Peter G. Savas	350,000

Mark J. Pykett	225,000

Kenneth L. Rice	225,000

The stock option grants set forth above were made under the Company’s 2005 Stock Incentive Plan, under the following terms: (i) an exercise price equal to the last reported sale price of the Common Stock on the date of grant, or $2.50 per share, (ii) a ten-year duration and (iii) vesting in 96 equal monthly installments, provided that the optionee remains an executive officer of the Company. Additionally, these options are subject to acceleration upon achievement of the following product development milestones: (i) one-third of the outstanding portion of the foregoing options will accelerate and vest upon completion of the Company’s POET-1 clinical trial for ALTROPANE; (ii) one-third of the outstanding portion of the foregoing options will accelerate and vest upon the earlier of the Company’s submission of a New Drug Application for ALTROPANE with the Food and Drug Administration (“FDA”) or the initiation of the Company’s POET-2 clinical trial for ALTROPANE; and (iii) one-third of the outstanding portion of the foregoing options will immediately accelerate and vest upon the earlier of the successful achievement of a partnership arrangement with respect to ALTROPANE or the FDA’s approval of a New Drug Application for ALTROPANE.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Boston Life Sciences, Inc.

Date: January 10, 2006	By:	/s/ Kenneth L. Rice, Jr.
Kenneth L. Rice, Jr.
Executive Vice President, Finance and Administration and Chief Financial Officer